UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 7, 2008

TULLY’S COFFEE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Washington	001-33646	91-1557436
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3100 Airport Way South, Seattle, Washington 98134

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (206) 233-2070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Tully’s has announced two significant agreements related to its development of business opportunities in Asia, as described below.

Formation of new joint venture for Asia (Tully’s Coffee Asia Pacific Partners, LP)

On January 7, 2008, Tully’s Coffee Asia Pacific, Inc. (“TCAP”), a wholly-owned subsidiary of Tully’s Coffee Corporation (“Tully’s”), and Asia Food Culture Management Pte, Ltd (“AFCM”), a Singapore company, entered into a limited partnership agreement that established a new joint venture called Tully’s Coffee Asia Pacific Partners, LP (“Tully’s Coffee Asia”). The new joint venture will seek to develop the Tully’s brand in Asia (excluding Japan), Australia and New Zealand (the “Licensed Territories”) through franchising and licensing activities, retail store operations, coffee roasting, wholesale distribution and other business activities. Tully’s partner in this venture, AFCM, is a newly established enterprise managed by Mr. Kouta Matsuda, the founder and former chief executive officer of Tully’s Coffee Japan (“TCJ”).

In connection with the formation of Tully’s Coffee Asia, TCAP assigned its rights (under an October 12, 2007 exclusive license agreement between Tully’s and TCAP) to use Tully’s business names, trademarks and intellectual property rights in the Licensed Territories to Tully’s Coffee Asia. AFCM agreed to contribute $6.0 million to the venture, of which $2.5 million was paid to Tully’s Coffee Asia on January 7, 2008; $500,000 will be paid by January 31, 2008; and the $3.0 million balance will be paid by March 31, 2008. Of the capital contributed by AFCM, $3.0 million is being distributed by the joint venture to TCAP, and the remaining $3.0 million will be used by the joint venture for development of its business. The $3.0 million capital distribution from the joint venture to TCAP includes (1) $500,000 cash distributed to Tully’s on January 8, 2008, (2) $2,000,000 paid to UCC Ueshima Coffee Co., Ltd. (“UCC”) on January 8, 2008 as described below, and (3) $500,000 to be paid to TCAP by January 31, 2008. After completion of the $6.0 million AFCM capital contribution and the $3.0 million distribution to TCAP as described above, the joint venture ownership percentages are 50% TCAP (general partner) and 50% AFCM (limited partner). Under its license agreement with Tully’s, the joint venture is obligated to pay Tully’s a royalty equal to one percent of the applicable revenue base from operations in the Licensed Territories, commencing on April 1, 2008.

Settlement of UCC Litigation

On January 7, 2008, Tully’s and UCC Ueshima Coffee Co., Ltd. (“UCC”) entered into an agreement (the “Settlement Agreement”) to settle the pending lawsuit filed in November 2006 by UCC in the U.S. District Court for the Western District of Washington, relating to the 2001 license agreement between the parties. Under the Settlement Agreement, the parties agreed to a mutual release of claims and to the dismissal of the lawsuit with prejudice. UCC also assigned all of its rights and interest under the 2001 license agreement to Tully’s. The Settlement Agreement was not finalized and effective until January 7, 2008, although certain of the supporting documents (filed as exhibits 10.3, 10.4, and 10.5 to this report) were entered into on December 28, 2007.

In consideration for the settlement, Tully’s agreed to pay $6.0 million to UCC, consisting of $2.0 million paid to UCC on January 8, 2008, and a $4.0 million promissory note issued by TCAP to UCC. The promissory note bears interest at 3.0% per year and is due in annual principal installments of $1,000,000 commencing on December 28, 2008. Payments under the note may accelerate under certain circumstances (including the completion of an initial public stock offering by Tully’s) and TCAP is generally required to pay two dollars of principal under the note for each dollar that TCAP distributes to Tully’s. Tully’s has issued a limited guaranty for TCAP’s obligations under the note, which is generally secured by the assets of Tully’s and TCAP related to the Licensed Territories, including Tully’s stock in TCAP, TCAP’s interest in the Tully’s Coffee Asia joint venture, Tully’s trademarks for the Licensed Territories and Tully’s interest as licensor of Tully’s Coffee Asia, but is non-recourse as to Tully’s other assets. The parties expect the lawsuit to be dismissed with prejudice by the court.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 regarding the promissory note issued by TCAP, the non-recourse guaranty of Tully’s and the related security agreement. These documents are filed as exhibits 10.4, 10.5, and 10.6 to this report.

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Item 7.01	Regulation FD Disclosure

A copy of our January 11, 2008 press release relating to the formation of the Tully’s Coffee Asia joint venture and the settlement agreement with UCC is furnished as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Limited Partnership Agreement

10.2	Tully’s TCAP license agreement of October 12, 2007

10.3	Settlement Agreement between UCC and Tully’s dated as of December 28, 2007

10.4	Promissory Note issued by TCAP to UCC, dated as of December 28, 2007

10.5	Nonrecourse Guaranty of Tully’s Coffee Corporation dated as of December 28, 2007

10.6	Security Agreement

10.7	UCC Amendment to license

99.1	Press Release, dated January 11, 2008, relating to the formation of the Tully’s Coffee Asia joint venture and the settlement agreement with UCC

The information in Item 7.01 of this Form 8-K and Exhibit 99.1 attached hereto are furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TULLY’S COFFEE CORPORATION

Date: January 11, 2008	By:	/s/ Kristopher S. Galvin
Kristopher S. Galvin
Executive Vice-President and Chief Financial Officer

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